UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   SCHLAGETER          JEFFREY M.
   955 East Arques Avenue


   Sunnyvale, CA 94086-4533
2. Issuer Name and Ticker or Trading Symbol
   ACTEL CORPORATION (ACTL)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   02/98
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   SR. V.P. OF ENGINEERING
   & CORPORATE PROGRAMS
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                  02/12/98    M        9,000         A  $7.6300                     D  Direct
Common Stock                                  02/12/98    S        9,000         D  $14.7104                    D  Direct
Common Stock                                  02/12/98    M        10,375        A  $8.0000                     D  Direct
Common Stock                                  02/12/98    S        10,375        D  $14.7104                    D  Direct
Common Stock                                  02/12/98    M        6,000         A  $4.0000                     D  Direct
Common Stock                                  02/12/98    S        6,000         D  $14.7104                    D  Direct
Common Stock                                  02/12/98    M        5,000         A  $4.0000                     D  Direct
Common Stock                                  02/12/98    S        5,000         D  $14.7104                    D  Direct
Common Stock                                  02/13/98    M        8,000         A  $8.0000                     D  Direct
Common Stock                                  02/13/98    S        8,000         D  $14.9844     69,183         D  Direct
Common Stock                                                                                     1,000          I  by Daughter

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right  $4.0000         02/12/98       M                          5,000                         07/15/02
to buy)
Incentive Stock Option (right  $4.0000         02/12/98       M                          6,000                         10/23/02
to buy)
Incentive Stock Option (right  $7.6300         02/12/98       M                          9,000                         07/26/04
to buy)
Incentive Stock Option (right  $8.0000         02/12/98       M                          10,375                        06/30/03
to buy)
Incentive Stock Option (right  $8.0000         02/13/98       M                          8,000                         06/30/03
to buy)
Incentive Stock Option (right  $10.6250                                                                   07/05/96     01/05/06
to buy)
Incentive Stock Option (right  $14.8750                                                                   08/01/00     07/17/06
to buy)
Incentive Stock Option (right  $16.3750                                                                   08/01/01     07/03/07
to buy)
Non-Qualified Stock Option     $7.6300                                                                    08/01/98     07/26/04
(right to buy)
Non-Qualified Stock Option     $9.2600                                                                                 10/06/05
(right to buy)
Non-Qualified Stock Option     $10.6250                                                                   07/05/96     01/05/06
(right to buy)
Non-Qualified Stock Option     $14.8750                                                                   08/01/00     07/17/06
(right to buy)
Non-Qualified Stock Option     $16.3750                                                                   08/01/01     07/03/07
(right to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right  02/12/98  Common Stock                   5,000         $14.7104    0             D   Direct
to buy)
Incentive Stock Option (right  02/12/98  Common Stock                   6,000         $14.7104    0             D   Direct
to buy)
Incentive Stock Option (right  02/12/98  Common Stock                   9,000         $14.7104    13,114        D   Direct
to buy)
Incentive Stock Option (right  02/12/98  Common Stock                   10,375        $14.7104                  D   Direct
to buy)
Incentive Stock Option (right  02/13/98  Common Stock                   8,000         $14.9844    0             D   Direct
to buy)
Incentive Stock Option (right            Common Stock                   12,681                    12,681        D   Direct
to buy)
Incentive Stock Option (right            Common Stock                   6,722                     6,722         D   Direct
to buy)
Incentive Stock Option (right            Common Stock                   6,106                     6,106         D   Direct
to buy)
Non-Qualified Stock Option               Common Stock                   1,886                     1,886         D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   20,250                    20,250        D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   9,069                     9,069         D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   22,716                    22,716        D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   2,894                     2,894         D   Direct
(right to buy)

Explanation of Responses:


SIGNATURE OF REPORTING PERSON
/S/ SCHLAGETER          JEFFREY M.
DATE